-----------------------------------------

                 FORM 4

-----------------------------------------

     CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).

                                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940
-----------------------------------------------------------------------------------------------------------------------------------
1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   KATZMAN     CHAIM             |     EQUITY ONE, INC. ("EQY")                   |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [X] DIRECTOR       [X] 10% OWNER
                                 |                                                |   [X] OFFICER        [ ] OTHER
                                 |                                                |       (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)              BELOW)
                                 |                                                |
                                 |                                                |              CHAIRMAN OF THE BOARD,
                                 |                                                |            AND CHIEF EXECUTIVE OFFICER
---------------------------------|---------------------------------------------|----------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |   MARCH               |
   1696 N.E. MIAMI GARDENS DRIVE |                        |    2002               |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |   (MONTH/YEAR)        |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |     MARCH 2002                  |
                                 |                        |                       |
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF SECURITY |2. TRANSACTION  |3. TRANSACTION|   4. SECURITIES            |5. AMOUNT OF   |6. OWNERSHIP      |7.  NATURE OF
   (INSTR. 3)        |   DATE         |   CODE       |      ACQUIRED (A)          |   SECURITIES  |   FORM:          |    INDIRECT
                     |   (MONTH/DAY/  |   INSTR. 8)  |      OR DISPOSED           |   BENEFICIALLY|   DIRECT (D)     |    BENEFICIAL
                     |   YEAR)        |              |      OF (D) (INSTR.        |   OWNED AT    |   OR INDIRECT (I)|    OWNERSHIP
                     |SETTLEMENT DATE |              |      3, 4, AND 5)          |   END OF      |   (INSTR. 4)     |    (INSTR. 4)
                     |                |              |                            |   MONTH)      |                  |
                     |                |--------------|----------------------------|   (INST. 3,   |                  |
                     |                | CODE  |   V  | AMOUNT   |(A) OR| PRICE    |   AND 4)      |                  |
                     |                |       |      |          | (D)  |          |               |                  |
-------------------------------------------------------------------------------|---------------------------------------------------
Common Stock, par    |    3/27/02     |   p   |      |   200,000|  A   |$13.25    | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share(1)             |                |       |      |          |      |          |               |                  |      (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    3/27/02     |   p   |      |   125,000|  A   |$13.25    | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (2)            |                |       |      |          |      |          |               |                  |      (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    3/28/02     |   p   |      |104,283.07|  A   |$13.425   | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (3)            |                |       |      |          |      |          |               |                  |      (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    3/28/02     |   p   |      |29,795.169|  A   |$13.425   | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (4)            |                |       |      |          |      |          |               |                  |      (7)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              Page 1
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
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Common Stock, par    |    3/28/02     |   p   |      |65,860.883|  A   |$13.425   | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share(1)             |                |       |      |          |      |          |               |                  |      (5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    3/28/02     |   p   |      |20,476.237|  A   |$13.425   | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (2)            |                |       |      |          |      |          |               |                  |      (8)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    3/28/02     |   p   |      |53,603.233|  A   |$13.425   | 20,916,260    |        (I)       |      BY
value $.01 per       |                |       |      |          |      |          |               |                  | CORPORATION
share (3)            |                |       |      |          |      |          |               |                  |      (9)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par    |    4/1/02      |   p   |  --  |    19,600|  A   |$11.590413|    744,485    |        (D)       |
value $.01 per       |                |       |      |          |      |          |               |                  |
share (4)            |                |       |      |          |      |          |               |                  |
-----------------------------------------------------------------------------------------------------------------------------------


*If the form is filed by more than one reporting person, see instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                               (OVER)

EXPLANATION OF RESPONSES:

(1)  Represents shares purchased in connection with the Company's recent equity offering, whereby Gazit (1995), Inc. ("Gazit (95)")
     purchased shares directly from the underwriter.

(2)  Represents shares purchased in connection with the Company's recent equity offering, whereby Silver Maple (2001), Inc. ("Silver
     Maple") purchased shares directly from the underwriter.

(3)  Represents shares purchased through the Company's Dividend Reinvestment Plan in connection with the Company's first quarter dividend.

(4)  Represents shares which Mr. Katzman opted to purchase at a 15% discount to the 90-trading average in lieu of a cash bonus for year ended 2001. The shares vest over two years; 9,800 shares vest on March 31, 2003 and 9,800 shares vest on March 31, 2004.

(5)  Represents shares held of record by Gazit (95) Inc., Which is a member of a "group" with Mr. Katzman for purposes of Section
     13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Katzman is the President of Gazit (95).

(6)  Represents shares of record held by Silver Maple, which is a member of a "group" with Mr. Katzman for purposes of Section 13(d)
     of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Katzman is the President of Silver Maple.

(7)  Represents shares of record held by Ficus Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of
     Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Katzman is the President of Ficus.

(8)  Represents shares held of record by Gazit-Globe (1982) Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Katzman is the
     Chairman of the Board of Gazit-Globe.

(9)  Represents shares held of record by M.G.N. (USA), Inc. ("M.G.N."), Which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). M.G.N. Is the wholly owned subsidiary of Gazit-Globe. Mr. Katzman is the President of M.G.N.


                                                                       /s/ CHAIM KATZMAN                     APRIL 15, 2002
                                                                    ---------------------------------   --------------------------
                                                                     **Signature of Reporting Person              Date
                                                                              Chaim Katzman


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                              Page 2
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



NAME:                           M.G.N. (USA), INC., A NEVADA CORPORATION(1)

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   4,582,792 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT

REQUIRING STATEMENT:            APRIL 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                     CHAIM KATZMAN
                                     PRESIDENT



-------------------
(1) M.G.N. (USA), Inc. is the wholly-owned subsidiary of Gazit-Globe (1982)
    Ltd.

                                                                          Page 3


NAME:                           GAZIT (1995), INC.(2), A NEVADA CORPORATION

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   3,540,610 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT

REQUIRING STATEMENT:            APRIL 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    PRESIDENT



--------------------
(2) Gazit (1995), Inc. is the wholly-owned subsidiary of Gazit-Globe (1982)
    Ltd.

NAME:                         SILVER MAPLE (2001), INC., A NEVADA CORPORATION(3)

ADDRESS:                      C/O EQUITY ONE, INC.
                              1696 N.E. MIAMI GARDENS DRIVE
                              NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                 5,629,283 SHARES DIRECTLY OWNED

DESIGNATED FILER:             CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:     EQUITY ONE, INC. ("EQY")

DATE OF EVENT

REQUIRING STATEMENT:          APRIL 15, 2002

SIGNATURE:                    BY: /s/ CHAIM KATZMAN
                                  -------------------------------
                                  CHAIM KATZMAN
                                  PRESIDENT



-------------------
(3) Silver Maple (2001), Inc. is indirectly controlled by Gazit-Globe, (1982)
    Ltd.

NAME:                           FICUS, INC. A DELAWARE CORPORATION 4

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   5,279,795 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT

REQUIRING STATEMENT:            APRIL 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    PRESIDENT

-------------------
(4) Ficus, Inc. is indirectly controlled by Gazit-Globe, (1982) ltd..

NAME:                           GAZIT-GLOBE (1982) LTD., AN ISRAELI CORPORATION
                                (FORMERLY GLOBE REIT)5

ADDRESS:                        C/O EQUITY ONE, INC.
                                1696 N.E. MIAMI GARDENS DRIVE
                                NORTH MIAMI BEACH, FLORIDA 33179

SHARES OWNED:                   1,139,294 SHARES DIRECTLY OWNED

DESIGNATED FILER:               CHAIM KATZMAN

ISSUER AND TICKER SYMBOL:       EQUITY ONE, INC. ("EQY")

DATE OF EVENT

REQUIRING STATEMENT:            APRIL 15, 2002

SIGNATURE:                      BY: /s/ CHAIM KATZMAN
                                    -------------------------------
                                    CHAIM KATZMAN
                                    CHAIRMAN OF THE BOARD

-------------------
(5) Does not include shares owned by M.G.N., Gazit (95), Silver Maple, or Ficus



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